As filed with the Securities and Exchange Commission on June 5, 2009
Registration Statement No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEEKAY TANKERS LTD.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4400	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4th Floor, Belvedere Building,
69 Pitts Bay Road,
Hamilton HM 08, Bermuda
Telephone: (441) 298-2530
Fax: (441) 292-3931
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Watson, Farley & Williams (New York) LLP
Attention: Daniel C. Rodgers
1133 Avenue of the Americas
New York, New York 10036
(212) 922-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David S. Matheson
Perkins Coie LLP
1120 N.W. Couch Street, Tenth Floor
Portland, OR 97209-4128
(503) 727-2008

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	per Share	Price(1)	Fee
Class A common stock, par value $0.01 per share(2)			$400,000,000	$22,320

(1)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933. Because Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify the amount of shares of Class A common stock to be registered or the proposed maximum offering price per share.
(2)	The amount of securities registered consists of $400,000,000 of an indeterminate number of shares of Class A common stock of Teekay Tankers Ltd. Pursuant to Rule 416(a), the number of shares of Class A common stock being registered shall be adjusted to include any additional shares that may become issuable as a result of any stock distribution, split, combination or similar transaction. In no event will the aggregate offering price of all securities issued from time to time in the offering pursuant to this Registration Statement exceed $400,000,000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$400,000,000

Teekay Tankers Ltd.

Class A Common Stock

We may offer from time to time shares of Class A common stock of Teekay Tankers Ltd. The Class A common stock offered by this prospectus will have an aggregate offering price of up to $400,000,000.

We may offer these securities directly or to or through underwriters, dealers or other agents. The names of any underwriters or dealers will be set forth in the applicable prospectus supplement. Our Class A common stock is traded on the New York Stock Exchange under the symbol “TNK.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” and “Incorporation of Documents by Reference” sections of this prospectus for information about us and our financial statements.

Investing in our securities involves risk. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page 3 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

June 5, 2009

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell shares of Class A common stock described in this prospectus in one or more offerings up to an aggregate offering price of $400,000,000. This prospectus generally describes us and the securities we may offer. Each time we offer securities with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. If information varies between this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated, references in this prospectus to “Teekay Tankers Ltd.,” “we,” “us” and “our” and similar terms refer to Teekay Tankers Ltd. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common stock described herein, shall mean specifically Teekay Tankers Ltd. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries. References to “our Manager” are to Teekay Tankers Management Services Ltd., a subsidiary of Teekay Corporation.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

These and other forward-looking statements are subject to the risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F for the fiscal year ended December 31, 2008. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in “Risk Factors” and otherwise incorporated by reference into this prospectus. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

TEEKAY TANKERS LTD.

Our business is to own oil tankers and we employ a chartering strategy that seeks to capture upside opportunities in the tanker spot market while using fixed-rate time charters to reduce downside risks. We were formed by Teekay Corporation (NYSE: TK) — a leading provider of marine services to the global oil and gas industries and the world’s largest operator of medium-sized oil tankers — to acquire from it a fleet of double-hull oil tankers in connection with our initial public offering in December 2007. As of the date of this prospectus our fleet includes nine Aframax-class tankers and two Suezmax-class tankers. Our growth strategy focuses on expanding our fleet through accretive acquisitions and seeking to tactically manage our mix of spot and time-charter contracts to maximize dividends on a per-share basis. Through the participation of a significant number of our vessels in pooling arrangements managed by subsidiaries of Teekay Corporation and in which certain of its tankers participate, we expect to benefit from Teekay Corporation’s reputation and the scope of Teekay Corporation’s operations in increasing our cash flow. We also expect to benefit from Teekay Corporation’s expertise, relationships and reputation in operating our fleet and pursuing growth opportunities. Teekay Corporation currently holds a majority of the voting power of our common stock.

We distribute to our stockholders on a quarterly basis all of our Cash Available for Distribution, subject to any reserves our board of directors may from time to time determine are required for the prudent conduct of our business. Cash Available for Distribution represents our net income (loss) plus depreciation and amortization, unrealized losses from derivatives, non-cash items and any write-offs or other non-recurring items less unrealized gains from derivatives.

Our operations are managed by our Manager, under the supervision of our executive officers and board of directors. We have entered into a long-term management agreement (the Management Agreement) pursuant to which our Manager and its affiliates provide to us commercial, technical, administrative and strategic services. We pay our Manager a market-based fee for these services. In order to provide our Manager with an incentive to increase our Cash Available for Distribution, we have agreed to pay a performance fee to our Manager under certain circumstances, in addition to the basic fee provided in the Management Agreement.

We are incorporated under the laws of the Republic of The Marshall Islands as Teekay Tankers Ltd. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529. Our website address is www.teekaytankers.com. The information contained in our website is not part of this prospectus.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. When evaluating an investment in our Class A common stock, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, our ability to pay dividends on shares of our Class A common stock may be reduced, the trading price of our Class A common stock could decline, and you could lose all or part of your investment.

If the stock price of our Class A common stock fluctuates after any offering related to this prospectus, you could lose a significant part of your investment.

The market price of our Class A common stock may be influenced by many factors, many of which are beyond our control, including those described under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, and the following:

•	the failure of securities analysts to publish research about us after the offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic or financial market conditions;

•	terrorist acts;

•	future sales of our Class A common stock or other securities; and

•	investors’ perception of us and the seaborne oil transportation industry.

As a result of these factors, investors in our Class A common stock may not be able to resell their shares at or above the offering price. These broad market and industry factors may materially reduce the market price of our Class A common stock regardless of our operating performance.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which may adversely affect the market price of our Class A common stock.

Several provisions of our articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable.

These provisions include:

•	a dual-class common stock structure that currently gives Teekay Corporation and its affiliates control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	authorizing our board of directors to issue “blank check” preferred shares without stockholder approval;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire board of directors, unless Teekay Corporation and its affiliates no longer hold a majority of the voting power of our outstanding capital stock, in which case directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of our outstanding capital stock;

•	limiting the persons who may call special meetings of stockholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These anti-takeover provisions could substantially impede the ability of our Class A common stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our Class A common stock and your ability to realize any potential change-in-control premium.

We may issue additional shares of Class A common stock, Class B common stock or other securities without your approval, which would dilute your ownership interests and may depress the market price of the Class A common stock.

We may issue additional shares of Class A common stock, Class B common stock and other equity securities of equal or senior rank, without stockholder approval, in a number of circumstances.

The issuance by us of additional shares of Class A common stock, Class B common stock or other equity securities of equal or senior rank will have the following effects:

•	our existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common stock may decrease;

•	the relative voting strength of each previously outstanding share may be diminished; and

•	the market price of our Class A common stock may decline.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign entity taxed as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for U.S. federal income tax purposes if at least 75.0% of its gross income for any taxable year consists of certain types of “passive income,” or at least 50.0% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” While there are legal uncertainties involved in this determination, our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we would not be treated as a PFIC based on certain representations that we have made to them regarding the composition of our assets, the source of our income, and the nature of our activities and other operations following this offering. In addition to these representations, the opinion of Perkins Coie LLP that it is more likely than not that we would not be a PFIC is based principally on the position that at least a majority, if not all, of the gross income we derive from our time and voyage charters (as a participant in one of our pooling arrangements or otherwise) is services income, rather than rental income.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation and, therefore, no assurance can be given that the IRS will accept this position or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations. Moreover, a recent decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, No. 08-30268 (5th Cir. Apr. 13, 2009) held that income derived from certain time-chartering activities should be treated as rental income rather than services income. However, the issues in this case arose under the foreign sales corporation rules of the U.S. Internal Revenue Code of 1986, as amended (or the Code), and did not concern the PFIC rules. In addition, the court’s ruling was contrary to the position of the U.S. Internal Revenue Service (or IRS) that the time-charter income should be treated as services income. As a result, it is uncertain whether the principles of the Tidewater decision would be applicable to our operations. However, if the principles of the Tidewater decision were applicable to all of our operations, Perkins Coie LLP is of the opinion that we likely would be treated as a PFIC.

If the IRS were to find that we are or have been a PFIC for any taxable year, U.S. stockholders will face adverse tax consequences. Under the PFIC rules, unless those stockholders make certain elections available under the Code, such stockholders would be taxable at ordinary income tax rates rather than the special 15% tax rate on our dividends, and would be liable to pay U.S. federal income tax at the ordinary income tax rates plus interest upon certain distributions and upon any gain from the disposition of our common stock, as if such distribution or gain had been recognized ratably over the stockholder’s holding period. Please read “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Consequences of Possible PFIC Classification.”

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

OUR DIVIDEND POLICY AND RESTRICTIONS ON DIVIDENDS

You should read the following discussion of our dividend policy and restrictions on dividends in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

Our Dividend Policy

Our dividend policy reflects a basic judgment that our stockholders will be better served by our distributing our Cash Available for Distribution rather than by our retaining it. We believe that we will generally finance any capital expenditures from external financing sources rather than cash flows from operations.

Our board of directors has adopted a dividend policy to pay a variable quarterly dividend equal to our Cash Available for Distribution during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. If we declare a dividend in respect of a quarter in which an equity issuance has taken place, we may choose to calculate the dividend per share by dividing our Cash Available for Distribution for this quarter by the weighted-average number of shares outstanding over the quarter and, if required, borrow additional amounts to permit us to pay this dividend amount on each share outstanding at the end of the quarter. Dividends are paid equally on a per-share basis between our Class A common stock and our Class B common stock. Cash Available for Distribution represents our net income (loss) plus depreciation and amortization, unrealized losses from derivatives, non-cash items and any write-offs or other non-recurring items less unrealized gains from derivatives.

Limitations on Dividends and Our Ability to Change Our Dividend Policy

There is no guarantee that our stockholders will receive quarterly dividends from us. Our dividend policy may be changed at any time by our board of directors and is subject to certain restrictions, including:

•	Our stockholders have no contractual or other legal right to receive dividends.

•	Our board of directors has authority to establish reserves for the prudent conduct of our business, after giving effect to contingent liabilities, the terms of our credit facilities, our other cash needs and the requirements of Marshall Islands law. The establishment of these reserves could result in a reduction in dividends to you.

•	Our board of directors may modify or terminate our dividend policy at any time. Even if our dividend policy is not modified or revoked, the amount of dividends we pay under our dividend policy and the decision to pay any dividend is determined by our board of directors.

•	Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restriction contained in the company’s articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

•	We may lack sufficient cash to pay dividends due to decreases in net voyage revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, capital expenditures or other anticipated or unanticipated cash needs.

•	Our dividend policy will be affected by restrictions on distributions under our credit facilities, which contain material financial tests and covenants that must be satisfied. If we are unable to satisfy these restrictions included in the credit facilities or if we are otherwise in default under the facilities, we would be prohibited from making cash distributions to you, notwithstanding our stated cash dividend policy.

•	While we intend that future acquisitions to expand our fleet will enhance our ability to pay dividends over time, acquisitions could limit our Cash Available for Distribution.

Our ability to make distributions to our stockholders will depend upon the performance of our ship-owning subsidiaries, which are our principal cash-generating assets, and their ability to distribute funds to us. The ability of our ship-owning or other subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing or future indebtedness, applicable corporate or limited liability company laws and other laws and regulations.

If Gross Cash Available for Distribution for a given fiscal year exceeds $3.20 per share of our common stock (or the Incentive Threshold), our Manager generally will be entitled to payment of a performance fee under the Management Agreement equal to 20% of all Gross Cash Available for Distribution for such year in excess of the Incentive Threshold. Gross Cash Available for Distribution represents Cash Available for Distribution without giving effect to any deductions for performance fees and reduced by the amount of any reserves our board of directors may have taken during the applicable fiscal period that have not already reduced Cash Available for Distribution. Although the performance fee is payable on an annual basis, we accrue any amounts expected to be payable in respect of the performance fee on a quarterly basis. Accordingly, dividends to our stockholders in any quarter may be reduced due to the performance fee. Commencing January 1, 2008, we have maintained an internal account (or the Cumulative Dividend Account) that reflects, on an aggregate basis, the amount by which our dividends for a fiscal year are greater or less than $2.65 per share (subject to adjustments for stock dividends, splits, combinations and similar events). The Cumulative Dividend Account is intended to ensure that our stockholders receive at least $2.65 per share in annualized dividends before any performance fee is paid. We have a limited operating history upon which to rely with respect to whether we will have sufficient cash available to pay for dividends on our common stock. In addition, the tanker charter market is highly volatile, and we cannot accurately predict the amount of cash distributions, if any, that we may make in any period. The extent to which we employ our vessels in the spot market may increase the volatility of our dividends. Factors beyond our control may also affect the charter market for our vessels, our charterers’ ability to satisfy their contractual obligations to us, and our voyage and operating expenses.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Our authorized capital stock consists of 400,000,000 shares, of which:

•	200,000,000 shares are designated as Class A common stock, par value $0.01 per share;

•	100,000,000 shares are designated as Class B common stock, par value $0.01 per share; and

•	100,000,000 shares are designated as preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to five votes per share. However, the voting power of the Class B common stock is limited such that the aggregate voting power of all shares of outstanding Class B common stock can at no time exceed 49% of the voting power of our outstanding Class A common stock and Class B common stock, voting together as a single class. Except as otherwise provided by the Business Corporations Act of the Republic of The Marshall Islands (or the Marshall Islands Act), holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, including the election of directors.

Marshall Islands law generally provides that the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company’s articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to receive the same amount per share of common stock of all our assets remaining after the payment of any liabilities and the satisfaction of any liquidation preferences on any outstanding preferred stock.

Conversion

Shares of our Class A common stock are not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder thereof into one share of Class A common stock. In addition:

•	upon any transfer of shares of Class B common stock to a holder other than Teekay Corporation (or any of its affiliates or any successor to Teekay Corporation’s business or to all or substantially all of its assets), such transferred shares of Class B common stock shall automatically convert into Class A common stock upon such transfer; and

•	all shares of our Class B common stock will automatically convert into shares of our Class A common stock if the aggregate number of outstanding shares of Class A common stock and Class B common stock beneficially owned by Teekay Corporation and its affiliates falls below 15% of the aggregate number of outstanding shares of our common stock.

All such conversions will be effected on a one-for-one basis.

Once converted into Class A common stock, shares of Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Other Rights

Holders of our common stock do not have redemption or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of preferred stock that we may issue in the future.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.

Our articles of incorporation provide that our board of directors must consist of at least three members. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the voting power of all outstanding shares of our capital stock. However, from and after the date that Teekay Corporation and its subsidiaries (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, stockholders may change the number of directors only by the affirmative vote of not less than 80% of the total voting power of our outstanding capital stock. The board of directors may change the number of directors only by a majority vote of the entire board.

Stockholder Meetings

Under our bylaws, annual general meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. If we fail to hold an annual meeting within 90 days of the designated date, a special meeting in lieu of an annual meeting may be called by stockholders holding not less than 10% of the voting power of all outstanding shares entitled to vote at such meeting. Other than such a meeting in lieu of an annual meeting, special meetings of stockholders may be called only by the chairman of our board of directors or our chief executive officer, at the direction of our board of directors as set forth in a resolution stating the purpose or purposes thereof approved by a majority of the entire board of directors, or by Teekay Corporation so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own at least a majority of the total voting power of our outstanding capital stock. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice of and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the Marshall Islands Act, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets, and receive payment of the fair value of their shares. In the event of any amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for the stockholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the Marshall Islands Act to receive payment. If we and any dissenting stockholder fail to agree on a price for the shares, the Marshall Islands Act procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Stockholders’ Derivative Actions

Under the Marshall Islands Act, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Director Liability and Indemnification of Directors and Officers

The Marshall Islands Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our articles of incorporation also provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Our articles of incorporation also renounce in favor of Teekay Corporation business opportunities that may be attractive to both Teekay Corporation and us. This provision effectively limits the fiduciary duties we or our stockholders otherwise may be owed regarding these business opportunities by our directors and officers who also serve as directors or officers of Teekay Corporation or its other affiliates. If Teekay Corporation or its affiliates no longer beneficially own shares representing at least 20% of the total voting power of our outstanding capital stock, and no person who is an officer or director of us is also an officer or director of Teekay Corporation or its other affiliates, then this business opportunity provision of our articles of incorporation will terminate.

There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is being sought.

Anti-Takeover Effect of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Dual-Class Structure

As discussed above, our Class B common stock has five votes per share, subject to a 49% aggregate Class B common stock voting power maximum, while our Class A common stock has one vote per share. Teekay Corporation controls all of our outstanding Class B common stock, representing 49% of the voting power of our outstanding capital stock, in addition to shares of Class A common stock it controls. Because of our dual-class structure, Teekay Corporation will be able to continue to control all matters submitted to our stockholders for approval even if it and its affiliates come to own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 100 million shares of “blank check” preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our Class A common stock. We have no current plans to issue any shares of preferred stock.

Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Our bylaws provide that stockholders are required to give us advance notice of any person they wish to propose for election as a director at an annual general meeting if that person is not proposed by our board of directors. These advance notice provisions provide that the stockholder must have given written notice of such proposal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to stockholders or the date on which public disclosure of the date of the annual general meeting was made.

Our stockholders may not call special meetings for the purpose of electing directors except in lieu of an annual meeting as discussed above or to replace a director being removed by the stockholders. Our articles of incorporation provide that any director or our entire board of directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire board of directors. However, from and after the date that Teekay Corporation and its affiliates (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of our outstanding capital stock.

Limited Actions by Stockholders

Our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders, provided that if the Marshall Islands Act in the future permits action to be taken by less than unanimous written consent of our stockholders, the holders of voting power sufficient to take such specified action may do so by written consent so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own shares representing a majority of the total voting power of our outstanding capital stock. Our bylaws provide that, subject to certain limited exceptions, only (a) our Chairman or Chief Executive Officer, at the direction of the board of directors, or (b) Teekay Corporation, so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own at least a majority of the total voting power of our outstanding capital stock, may call special meetings of our stockholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual general meeting.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective stockholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them as to factual matters only, including descriptions of our operations contained herein.

This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (or the Code) as in effect on the date of this prospectus supplement, existing final and temporary regulations thereunder (or Treasury Regulations), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Tankers Ltd.

The following summary does not comment on all aspects of U.S. federal income taxation which may be important to particular stockholders in light of their individual circumstances, such as stockholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or to persons that will hold the common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, partnerships or their partners, or to persons that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity taxed as a pass-through entity holds our common stock, the tax treatment of a partner or owner thereof generally will depend upon the status of the partner or owner and upon the activities of the partnership or pass-through entity. If you are a partner in a partnership or owner of a pass-through entity holding our common stock, you should consult your tax advisor.

No ruling has been or will be requested from the Internal Revenue Service (or the IRS) regarding any matter affecting us or prospective stockholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS.

This summary does not discuss any U.S. state or local, estate or alternative minimum tax considerations regarding the ownership or disposition of common stock. This summary is written for stockholders that hold their common stock as a “capital asset” under the Code. Each stockholder is urged to consult its tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common stock.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common stock that is a U.S. citizen or resident (as determined for U.S. federal income tax purposes), U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Distributions

Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common stock to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock generally will be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (or a U.S. Individual Holder) will be treated as “qualified dividend income” that currently is taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that: (i) our common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which we expect our common stock will be traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock become ex-dividend; and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid on our common stock not eligible for these preferential rates will be taxed at ordinary graduated tax rates. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on January 1, 2011 or later will be taxed at ordinary graduated tax rates.

Special rules may apply to any “extraordinary dividend” paid by us. An extraordinary dividend generally is a dividend with respect to a share of stock if the amount of the dividend equals or exceeds 10.0% of a stockholder’s adjusted basis (or fair market value in certain circumstances) in such stock. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Consequences of Possible PFIC Classification

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (i) at least 75.0% of its gross income is “passive” income; or (ii) at least 50.0% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” While there are legal uncertainties involved in this determination, our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we would not be treated as a PFIC based on certain representations that we have made to them regarding the composition of our assets, the source of our income, and the nature of our activities and other operations following this offering, including:

•	The income derived from our participation in pooling arrangements and from our other time and voyage charters will be greater than 25.0% of our total gross income at all relevant times; and

•	The gross value of our vessels participating in pooling arrangements and servicing our other time and voyage charters will exceed the gross value of all other assets we own at all relevant times.

In addition to these representations, the opinion of Perkins Coie LLP that it is more likely than not that we would not be a PFIC is based principally on the position that at least a majority, if not all, of the gross income we derive from our time and voyage charters (as a participant in one of our pooling arrangements or otherwise) is services income, rather than rental income. There is, however, no direct legal authority under the PFIC rules addressing our method of operation and, therefore no assurance can be given that the IRS will accept this position or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations. Moreover, a recent decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, No. 08-30268 (5th Cir. Apr. 13, 2009) held that income derived from certain time-chartering activities should be treated as rental income rather than services income. However, the issues in this case arose under the foreign sales corporation rules of the Code and did not concern the PFIC rules. In addition, the court’s ruling was contrary to the position of the IRS that the time-charter income should be treated as services income. As a result, it is uncertain whether the principles of the Tidewater decision would be applicable to our operations. However, if the principles of the Tidewater decision were applicable to all of our operations, Perkins Coie LLP is of the opinion that we likely would be treated as a PFIC.

If we were classified as a PFIC, for any year during which a U.S. Holder owns common stock, such U.S. Holder generally will be subject to special rules (regardless of whether we continue thereafter to be a PFIC) with respect to: (i) any “excess distribution” (generally, any distribution received by a stockholder in a taxable year that is greater than 125.0% of the average annual distributions received by the stockholder in the three preceding taxable years or, if shorter, the stockholder’s holding period for the shares), and (ii) any gain realized upon the sale or other disposition of shares. Under these rules:

•	the excess distribution or gain will be allocated ratably over the stockholder’s holding period;

•	the amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC will be taxed as ordinary income in the current year;

•	the amount allocated to each of the other taxable years in the stockholder’s holding period will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

Certain elections that would alter the tax consequences to a U.S. Holder, such as a qualified electing fund election or mark to market election, may be available to a U.S. Holder if we are classified as a PFIC. If we determine that we are or will be a PFIC, we will provide stockholders with information concerning the potential availability of such elections.

As described above, current law provides that dividends received by a U.S. Individual Holder from a qualified foreign corporation are subject to U.S. federal income tax at preferential rates through 2010. However, if we are classified as a PFIC for a taxable year in which we pay a dividend or the immediately preceding taxable year, we would not be considered a qualified foreign corporation, and a U.S. Individual Holder receiving such dividends would not be eligible for the reduced rate of U.S. federal income tax.

Consequences of Possible Controlled Foreign Corporation Classification

If more than 50.0% of either the total combined voting power of our outstanding stock entitled to vote or the total value of all of our outstanding stock were owned, directly, indirectly or constructively, by citizens or residents of the United States, U.S. partnerships or corporations, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned, directly, indirectly or constructively, 10.0% or more of the total combined voting power of our outstanding stock entitled to vote (each, a United States Stockholder), we generally would be treated as a controlled foreign corporation (or CFC). United States Stockholders of a CFC are treated as receiving current distributions of their shares of certain income of the CFC (not including, under current law, certain undistributed earnings attributable to shipping income) without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to owners of a PFIC. Although we are not a CFC as of the date of this Annual Report, U.S. persons purchasing a substantial interest in us should consult their tax advisors about the potential implications of being treated as a United States Stockholder in the event we were to become a CFC in the future.

Sale, Exchange or other Disposition of Common Stock

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-

term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, and subject to preferential capital gain tax rates. Such capital gain or loss generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations. A disposition or sale of shares by a stockholder who owns, or has owned, 10.0% or more of the total voting power of us may result in a different tax treatment under Section 1248 of the Code. U.S. Holder’s purchasing a substantial interest in us should consult their tax advisors.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common stock (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non-U.S. Holder.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, distributions we pay will be subject to U.S. federal income tax to the extent those distributions constitute income effectively connected with that Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income represented thereby is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Common Stock

The U.S. federal income taxation of Non-U.S. Holders on any gain resulting from the disposition of our common stock generally is the same as described above regarding distributions. However, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common stock if they are present in the United States for 183 days or more during the taxable year in which those shares are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments of distributions or the proceeds of a disposition of common stock to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments within the United States by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a stockholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and a refund of any amounts withheld in excess of such liability) by filing a return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands and is applicable only to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares of Class A common stock, and you will not be required by the Republic of The Marshall Islands to file a tax return relating to the shares of Class A common stock.

It is the responsibility of each stockholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each stockholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each stockholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of him.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and applicable prospectus supplements:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us or through agents designated by us from time to time, at prevailing market prices or otherwise. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority (or FINRA), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being offered by this prospectus.

In the event that more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Tankers Ltd. is incorporated under the laws of the Republic of The Marshall Islands as a corporation. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our controlled affiliates are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson, Farley & Williams (New York) LLP to accept service of process on our behalf in any such action.

Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us or our directors and officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us or our directors and officers or those of our controlled affiliates in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the shares of Class A common stock offered and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon, who may rely upon the opinion of Watson, Farley & Williams (New York) LLP, for all matters of Marshall Islands law. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Teekay Tankers Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2008, and the effectiveness of Teekay Tankers Ltd.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The combined carve-out statements of income (loss), changes in owner’s equity, and cash flows for the period from June 1, 2007 to July 31, 2007 (Successor), January 1, 2007 to May 31, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor) of Adair Shipping L.L.C. and Delaware Shipping L.L.C. (or the Combined Financial Statements), included as an exhibit to Teekay Tankers Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2008, have been audited by Ernst & Young LLP as set forth in their reports thereon included therein and incorporated herein by reference. The Combined Financial Statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Act of 1934 (or the Exchange Act) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

•	all subsequent Annual Reports on Form 20-F filed prior to the termination of this offering;

•	all subsequent Reports on Form 6-K furnished to the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of each class of our capital stock as described in our Registration Statement on Form 8-A filed with the SEC on December 3, 2007, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at www.teekaytankers.com, or by writing or calling us at the following address:

Teekay Tankers Ltd.
4th Floor, Belvedere Building,
69 Pitts Bay Road
Hamilton HM 08, Bermuda Attn: Corporate Secretary
(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

In reviewing any agreements included as exhibits to the registration statement relating to the securities covered by this prospectus or to other SEC filings incorporated by reference into this prospectus or any prospectus supplement, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the shares of Class A common stock covered by this prospectus. All amounts are estimated except the SEC registration and FINRA fees.

U.S. Securities and Exchange Commission registration fee		$22,320
FINRA filing fee		$40,500
Legal fees and expenses		*
Accounting fees and expenses		*
Printing costs		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	Indemnification of Directors and Officers

The section of the prospectus entitled “Description of Capital Stock — Limitations on Director Liability and Indemnification of Directors and Officers” discloses that we must indemnify officers and directors to the fullest extent authorized by applicable law and is incorporated herein by this reference. This section also discloses that we are authorized to advance certain expenses to our directors and officers and to carry directors’ and officers’ insurance providing indemnification for our directors and officers.

ITEM 9.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Number	Description

1.1	Form of Underwriting Agreement*
4.1	Registration Rights Agreement between Teekay Tankers Ltd. and Teekay Corporation**
5.1	Opinion of Watson, Farley & Williams (New York) LLP, relating to the legality of the securities being registered
8.1	Opinion of Perkins Coie LLP, relating to tax matters
8.2	Opinion of Watson, Farley & Williams (New York) LLP, relating to tax matters
23.1	Consent of Ernst & Young LLP, relating to consolidated financial statements
23.2	Consent of Ernst & Young LLP, relating to combined carve-out statements
23.3	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibit 5.1)
23.4	Consent of Perkins Coie LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (contained on page II-4)

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is subsequently incorporated by reference into this registration statement.
**	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Form F-1 filed by the Registrant with the SEC on December 11, 2007.

(b)	Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

(c)	Reports, Opinions, and Appraisals

The following reports, opinions, and appraisals are included herein: None.

ITEM 10	Undertakings

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by section 10(a)(3) of the Securities Act;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

c. The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

d. Any other communication that is an offer in the offering made by the Registrant to the purchaser.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on June 5, 2009.

TEEKAY TANKERS LTD.

By:	/s/ Bjorn Moller
Name: Bjorn Moller
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Bjorn Moller and Vincent Lok, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on June 5, 2009 by the following persons in the following capacities.

Signature	Title

/s/ Bjorn Moller Bjorn Moller	Chief Executive Officer and Director (Principal Executive Officer)

/s/ C. Sean Day C. Sean Day	Chairman of the Board

/s/ Peter Evensen Peter Evensen	Executive Vice President, Director and Authorized Representative in the United States

/s/ Vincent Lok Vincent Lok	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Richard T. du Moulin Richard T. du Moulin	Director

/s/ Richard J.F. Bronks Richard J.F. Bronks	Director

/s/ William Lawes William Lawes	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

1.1	Form of Underwriting Agreement*
4.1	Registration Rights Agreement between Teekay Tankers Ltd. and Teekay Corporation**
5.1	Opinion of Watson, Farley & Williams (New York) LLP, relating to the legality of the securities being registered
8.1	Opinion of Perkins Coie LLP, relating to tax matters
8.2	Opinion of Watson, Farley & Williams (New York) LLP, relating to tax matters
23.1	Consent of Ernst & Young LLP, relating to consolidated financial statements
23.2	Consent of Ernst & Young LLP, relating to combined carve-out statements
23.3	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibit 5.1)
23.4	Consent of Perkins Coie LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (contained on page II-4)

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is subsequently incorporated by reference into this registration statement.
**	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Form F-1 filed by the Registrant with the SEC on December 11, 2007.